SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

     THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 30, 1997 between Christopher R. Corbett (the "Executive")residing at 12619 Oxon Road, Herndon, Virginia 20171 (the "Executive") and IT PARTNERS, INC., a Delaware corporation, having its principal office at 1006 Highland Drive, Silver Spring, Maryland 20910 (the "Company").

RECITALS:

     A. The Company has acquired, by indirect merger, one hundred percent (100%) of the outstanding common stock of A-COM, Inc. ("A-COM");

     B. The Company is utilizing such acquired assets to conduct a business which is engaged in the design, manufacture and sale of products and services to the information technology industry and such Business will continue hereafter, during the term of this Agreement, to be operated and conducted by the Company; and

     C. The Company desires to assure itself of the Executive's services with respect to the company's operation of the Business

     NOW, THEREFORE, in exchange for good and valuable consideration, both the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Employment, Duties and Acceptance.

     1.1 The Company hereby employs the Executive during the Term (as hereinafter defined) of this Agreement as President of the A-COM, Inc. Division and National Practice Leader for the Company's Electronic Systems Integrator Companies ("ESIC"). The Executive shall report directly to the President and be subject to the reasonable direction, policies, plans, oversight and review of the President of the Company.

     1.2 The Company may assign to the Executive such other executive and administrative duties for the Company as may be determined by the President consistent with the Executive's expertise, experience and prior duties with A-COM, Inc.

     1.3 The Executive accepts such employment and agrees to devote his full and exclusive business time, energies, attention and best efforts to the performance of his duties hereunder, which may include such travel as may reasonably be required of him, it being understood that throughout the term of this Agreement the Executive shall be posted in, and be based out of, the Northern Virginia area.

     1.4 The Executive shall not, without the prior written consent of the Company, during the Term of this Agreement be engaged in any other business activity involving a Competitive Business, whether or not pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from making and supervising personal investments, provided they:

          (a) will not require any substantial services on his part in the operation of the affairs of the companies in which such investments are made, provided, further, however, that this shall not be construed so as to prevent the Executive from continuing the ownership interest in Electronic Systems Distributors, Inc. ("ESD"), which ownership interest has been previously disclosed to the Buyer, or from serving on the Board of the Directors of ESD, or otherwise engaging in the business of ESD, provided, further, however, that such ownership interest and board service shall not be construed to be a breach of this Agreement or to represent a conflict interest under this Agreement;

          (b)  will not cause a breach of Section 4.4, below; and

          (c) will not unduly interfere with the performance of the Executive's duties hereunder.

     1.5 All of the Executive's work product and work in process resulting from this Agreement shall be considered "work made for hire" under the U.S. Copyright Act, 17 USC Section 101 et. seq and all intellectual property rights therein shall be the sole and exclusive property of the Company. In addition, in the event that any work product or work in process is not considered to be a work made for hire, the Executive hereby agrees, at the Company's expense, to assign all proprietary rights in such work product or work in process to the Company.

2.     Compensation; Benefits.

     2.1 As partial compensation during the Term of this Agreement for all of the Executive's services to be rendered hereunder, Company agrees to pay, or cause to be paid, to the Executive, in the manner hereinafter provided, an amount comprised of base compensation equal to $190,000 per annum (the "Base Salary"), to be paid in weekly installments. less all such sums as may be required by law to be withheld or deducted.

          (a)      As compensation for serving as the National Practice
                   Leader for IT Partners' electronic systems integrator companies, the Executive will be paid, in addition to the amounts provided for in Section 2.1, the sum of $25,000 per year, the same to be paid in weekly installments, or in such manner as the Executive shall direct.

          (b) In addition to the consideration described in paragraph 2.1, the Executive will be paid a finders fee of five percent (5 %) of the first million dollars, four percent (4%) of the second million dollars, three percent (3%) of the third million dollars, two percent (2%) of the fourth million dollars, and one (1%) of the remaining dollars of the purchase price for any other electronic systems integration companies which he will be personally and primarily responsible for recruiting. The finders fee shall be paid in cash and/or stock of the Company, as directed by The Executive, at the settlement of the sale of the recruited company to the Company. To avoid misunderstandings and possible disagreements, the Executive will disclose recruiting targets and the Company will immediately advise Corbett of any prior contacts or recruitment plans that the Company had relative to the target companies All members of the National System Contractors Association are potential targets for which the Executive is personally and primarily responsible for recruiting. All out-of-pocket expenses, including travel, meals, overnight accommodations and entertainment, shall be borne by the Company, provided, however, that all of the provisions of this Section 2.1(b) shall terminate upon the closing of an initial public offering of the Buyer's common stock.


     2.2 In addition to the base salary referred to in Section 2.1, the Executive shall, should an EBITDA of $1,694,048 or greater to be achieved by A-COM by March 31, 1998, be entitled to compensation in an amount equal to six
(6) times the EBITDA in excess of $1,694,048, said sum not to exceed $1,500,000, and such sum to be paid to the Executive in the same proportions of cash, stock and debt as was the Purchase Price for A-COM, provided, however, that the value of the stock, if any, received by the Executive pursuant to this section shall be calculated as of March 31, 1998, and, provided, further, that the EBITDA for A-Com shall be based on the sole performance of A-COM, as A-COM existed as of the Closing, without regard to the performance of any related entity. Should A-COM acquire an additional company or companies so as to materially impact the EBITDA, the EBITDA shall be appropriately recalculated. Beginning June 30, 1998, the Executive shall receive an annual bonus as set forth in the Company's current Annual Incentive Compensation Plan.

     2.2      (a)  In case of any "event" and/or occurrence under Section 3.2,
                   3.3(b), 3.3(c) or 3.4(a), prior to March 31, 1998, the
                   EBITDA and the amounts owed under this section shall be prorated based upon a 365-day year (using the EBITDA value existing on the last day of the month immediately preceding the date of death, disability and/or termination).

     2.3 Severance Pay. In the event the Executive's employment hereunder is terminated by the Company at any time on or after the initial four (4) year Term pursuant to the express terms of Section 3.1 hereof, the Company shall pay to the Executive severance pay within thirty (30) days of said termination consisting of his Base Salary and Incentive Compensation equal to the amount paid for the fiscal years immediately preceding such termination and continue to provide him the benefits as set forth herein one year after such termination.

     2.4 Business Expenses. The Executive will be reimbursed for automobile, travel, entertainment, lodging and other related reasonable business expenses actually incurred in connection with his work upon terms and conditions established by the Company from time to time and consistently applied for all of its senior executive officers.

     2.5 Vacation: Sick Leave. The Executive shall be entitled to periods of vacation not less than three (3) weeks annually and sick leave during the Term of this Agreement upon terms and conditions established by the Company from time to time and consistently applied for all of its senior executive officers.

     2.6 Other Benefits. The Executive shall receive hospitalization, major medical, disability and pension plan benefits upon terms and conditions established by the Company from time to time and consistently applied for all of its senior executive officers.

     2.7 Insurance. The Company may, in the exercise of its sole and absolute discretion, obtain a policy or policies of insurance covering the life of the Executive. The Executive covenants that he will cooperate fully by performing all requirements of the insurer which are necessary to the issuance and maintenance of any such policies. The Company further agrees that it will pay all premiums of any such policy or policies.

3.     Term and Termination.

     3.1 The initial term of this Agreement shall be four (4) years, commencing as of June 30, 1997 and continuing through June 30, 2001 (the "Initial Expiration Date"), unless sooner terminated as herein provided. The term of this Agreement shall renew automatically for subsequent terms of one
(1) year each (each a "Renewal Term"), unless at least sixty (60) days before the Initial Expiration Date, or at least sixty (60) days in advance of the expiration of any subsequent Renewal Term (as the case may be), either party gives the other party notice in writing of its intent not to renew this Agreement. As used in this Agreement, the term "Term" shall mean either the Initial Term or any Renewal Term, as the case may be.

     3.2 If the Executive dies during the Term of this Agreement, the Term of this Agreement shall immediately terminate, except that the Company shall for a period of one hundred eighty (180) days following the date of his death pay to the legal representatives of the Executive's estate the Base Salary, as then in effect. The Company shall also pay up to and through the date of death the Incentive Compensation (prorated on a daily basis based on the prior year's Incentive Compensation, if any, or, if such termination occurs during the first full fiscal year, $50,000, pro rated on a daily basis). Such payment will be made within thirty (30) days of the date of death.

     3.3     (a)      The Company, by written notice to the Executive, may
                      terminate the Term of this Agreement for proper cause
                      upon ten (10) days notice.  As used herein, "proper
                      cause" shall exclusively mean that the Executive has:
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               (i)    refused or willfully failed to carry out specific
                      directions of the Board, or willfully refused or willfully failed to perform a material part of his duties hereunder;

               (ii)   committed a material breach of any of the provisions of
                      Article 4 of this Agreement;


               (iii) acted in a fraudulent or dishonest manner in his relations with the Company that has served to adversely and materially harm the Company;

               (iv) committed larceny, embezzlement, conversion or any act involving the misappropriation of funds in the course of his employment; or

               (v) been convicted of any crime involving an act of moral turpitude.

               In the event of a termination under subparagraph (a) above, all Base Salary, Incentive Compensation and other benefits, the Term under this Agreement to be paid or provided to the Executive shall immediately cease, provided that, the Executive shall be entitled to receive all such compensation and benefits through the effective date of such termination.


          (b) In the event the Company terminates this Agreement by dismissing the Executive without proper cause, the Company shall pay the Executive his Base Salary and Incentive Compensation (equal to the amount paid for the full fiscal year immediately preceding such termination or, if such termination occurs during the first full fiscal year, $190,000 and continue to provide to him the benefits as set forth herein for the balance of the entire applicable Initial Term or Renewal Term, as the case may be.


          (c) In the event the Executive terminates the Term of this Agreement for "good reason", the Company shall pay the Executive his Base Salary and Incentive Compensation (equal to the amount paid for the full fiscal year immediately preceding such termination or, if such termination occurs during the first full fiscal year, $190,000 and provide to him the benefits as set forth herein for the balance of the entire applicable Initial Term or Renewal Term, as the case may be. For purposes of this section, the Executive shall have "good reason" to voluntarily terminate his employment if the Company shall have materially and substantially reduced the job description of such Executive or assigned to the Executive significant duties which are materially inconsistent with the Executive expertise, experience and prior duties with

               Information Technology Partners, Inc., as the case may be.

     3.4     (a)    The Company, by notice to the Executive, may upon thirty
                    (30) days prior notice, terminate the Term of this Agreement if the Executive shall become disabled.
                    Notwithstanding such termination, the Company shall for a period of one hundred eight days (180) days following the date of such termination both pay to the Executive all monies due hereunder up to the date of such notice, including Base Salary and Incentive Compensation (prorated on a daily basis based on the prior year's Incentive
                    Compensation, if any) or if such termination occurs during the first full fiscal year pro rated on a daily basis based upon $190,000 and additionally provide the benefits as set forth herein.


          (b) For purposes of this Agreement, the term "disability" (i) shall mean the Executive's inability, for a period of one hundred eighty (180) consecutive days, to devote his full time to those duties as an employee of the Company which he was performing prior to his disability, and (ii) shall be deemed to have occurred on the one hundred eightieth first (181st) day of his inability to devote his full time to his duties as an employee of the Company. If by the one hundred eightieth (180th) consecutive day of absence the Executive can provide evidence, in the form of a doctor's certificate, of the likelihood of his return to work within the next one hundred eighty (180) days, "disability" shall be deemed to have occurred on the three hundred sixtieth first (361st) day of absence. The definition of "disability" may be altered by a vote of a simple majority of the board of Directors of Information Technology Partners, Inc. on a case by case basis, for example, to exclude disability which lasts for longer than one hundred eighty (180) consecutive days but is not permanent, or to include disability where each absence does not total one hundred eighty (180) consecutive days but involves absences frequent enough to be considered permanent.

4.     Protection of Confidential Information; Non-Competition.

     4.1     The Executive acknowledges that:

          (a) The established nature of the Business was material to the decision of the Company to acquire and conduct the Business and to employ the Executive hereunder.


          (b) As a result of his employment by the Company and his operation of the Business, the Executive has obtained and will obtain certain proprietary, secret and confidential information concerning the business of the Company, including, without limitation, financial and organizational information, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

          (c) The Company will suffer immediate, irreparable and substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, the Executive should enter a competitive business with any material segment of the Company's business (whether as an employee, shareholder, member, officer or otherwise) or should divulge secret and confidential information relating to the business of the Company heretofore or hereafter acquired by him in the course of his management of the Business and his employment by the Company.

          (d) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

     4.2 The Executive agrees that he will not at any time, either during the Term of this Agreement or thereafter, divulge to any person, firm or corporation any confidential information obtained or learned by him during the course of his employment with the Company, or prior to the commencement thereof in the course of his employment by and management of the Business, with regard to the operational, financial, organizational, business or other affairs of the Business or the Company, their officers and directors, including, without limitation, trade "know how," secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except: (i) in the course of faithfully performing his duties hereunder, (ii) with the Company's express written consent, (iii) to the extent that any such information is in the public domain other than as a result of the Executive's breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other governmental process. In the event that the Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, the Executive promptly but in no event more than forty-eight (48) hours after learning of such subpoena, court order, or other governmental process, shall notify, by personal delivery or by facsimile, confirmed by mail or by certified mail, return receipt requested. the Company and, at the Company's expense, the Executive shall:

          (a) take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process, and

          (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

     4.3 Upon termination of his employment with the Company, or at any time the Company's Board of Directors may reasonably request, the Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control.

     4.4 During the term of his employment with the Company and for a period of one (1) fiscal year thereafter, except in the event of a termination without cause prior to the end of the Initial Expiration Date, the Executive shall not, without the express prior written permission of the Company, in the State of Maryland, the Commonwealth of Virginia, the Commonwealth of Pennsylvania and the District of Columbia, directly or indirectly: (i) enter into the employ of or render any significant and material services to any person, firm or corporation engaged in any Competitive Business (as defined in Section 6); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Company while the Executive was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company any of its or their customers or sources of supply. Nothing in this Agreement, however, shall preclude the Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in over-the-counter market and if such investment does not result in his actually and/or beneficially owning, at any time, more than five percent (5 %) of the publicly traded equity securities of such competitor. Notwithstanding any other provision of this Agreement, the event of a termination occurring prior to the end of the Initial Term either without cause or a voluntary termination for good reason, the Executive shall be free from the restrictions set forth in this Section 4.4.

     4.5 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 4.2 through 4.4, the Company shall have the right and remedy:

          (a) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company; and

          (b) to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 4.2 through 4.4, and the Executive hereby agrees to account for and pay over such Benefits to the Company. Each of the rights and remedies enumerated in this Section
                  4.5 shall be independent of the other, and shall be severally enforceable. and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

     4.6 If the Executive shall violate any covenant contained in Section 4.4, the duration of such covenant so violated shall be automatically extended for a period of two (2) years from the date on which the Executive permanently ceases such violation or for a period of two (2) years from the date of the entry by a court of competent jurisdiction of a final order or judgment enforcing such covenant, whichever period is later.

     4.7 If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them to the minimum extent necessary so that these provisions would be enforceable, and such provision or provisions shall then be applicable in such modified form.

               (iv) The Executive acknowledges that he will be directly and materially involved as a senior executive in all important policy and operational decisions of the Company. The Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between the Company and the Executive, each being fully informed of all relevant facts. Accordingly, the Executive acknowledges that the foregoing restrictions of this Section 4 are fair and reasonable, are minimally necessary to protect the Company, its stockholders and the public from the unfair competition of the Executive who, as a result of his employment with the Company, will have had unlimited access to the most confidential and important information of the Company, its business and future plans. The Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his employment notwithstanding enforcement of the covenants contained herein.

               (v) Both the Company and the Executive do hereby further acknowledge and agree that none of the time span, scope or area covered by the restrictive covenants above is or are unreasonable, and that it is the specific intent of both the Company and the Executive that each and all of the provisions set forth in this section shall be valid and enforceable as specifically set forth hereinabove to the fullest extent possible. If it shall be judicially deter mined that any of the provisions set forth in this section shall not be valid or enforceable as specifically set forth hereinabove, such provision shall not be declared invalid but rather shall be modified in such manner so as to result in the same being valid and enforceable to the maximum extent permitted by law. It is further agreed and understood that, because of the highly confidential and sensitive nature of the Company's business, in the event of any violation by the Executive of any of the preceding provisions of this section, the Company may, in addition to any other remedies which it may have, obtain injunctive relief in any court of
                         appropriate jurisdiction to enforce the terms hereof.


5.     Laws of the State of Maryland to Govern.

     (a) This Agreement shall be construed and interpreted exclusively in accordance with the applicable laws of the State of Maryland, without regard to its conflicts of law provisions that might refer the construction or interpretation of this Agreement to the laws of another state.

     (b) If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

6. Definitions. As used in this Agreement, the term "Competitive Business" shall mean either: (A) any of the development, production, marketing or distribution of products and services of the information technology industry; or (B) any other product or service (including software-related products or services) of every nature, kind and description whatsoever which was under active development, production, marketing or distribution by the Company at the time of the termination of the Executive's employment, as documented by existing Company records at the time of such termination.

7.      Miscellaneous Provisions.

     7.1 Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to be given upon (i) delivery in person, (ii) five (5) days after being deposited in the mail, postage prepaid, for mailing by certified or registered mail, (iii) one (1) day after being deposited with an overnight courier service, charges prepaid, or (iv) when transmitted by facsimile, with a copy simultaneously set as provided in causes, (ii) and
(iii), in every case as follows:

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          If to the Company, delivered or mailed to:

                    IT Partners, Inc.
                    1006 Highland Drive
                    Silver Spring, Maryland 20910

                    Attn: Daniel J. Klein

          with a copy delivered or mailed by the same method to:

                    Kevin M. O'Connell, Esquire
                    Semmes, Bowen & Semrnes
                    250 W. Pratt Street
                    Baltimore, Maryland 21201

          If to the Executive, delivered or mailed to:

                    Christopher R. Corbett
                    c/o A-COM, Inc.
                    14720-K Flint Lee Road
                    Chantilly,. Virginia 22021

          with a copy delivered or mailed by the same method to:

                    Bernard R. Corbett, Esq.
                    Law Office of Bernard R. Corbett
                    123 South Royal Street
                    Alexandria, Virginia 22314

     7.2 Entire Agreement. This Agreement sets forth the entire agreement of the parties with regard to the specific subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing signed by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce such provision.

     7.3 Article Headings. The article headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.

     7.4 Confidential Nature. The parties acknowledge that all of the terms and conditions of this Agreement are of a confidential and sensitive nature and shall be disclosed or divulged to any third party whatsoever only to the extent required by any applicable requirement of law.

     7.5 Further Assurances. The parties hereto hereby agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments from time to time, as either may at any time reasonably request in order to better assure and confirm unto each party their respective rights, powers and remedies conferred hereunder.

     7.6      Arbitration.   Except with respect to Section 4 hereof for which
specific performance shall be available, any and all claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part hereof, shall be settled by arbitration conducted in Baltimore, Maryland by the American Arbitration Association (the "AAA") in accordance with the rules thereof then pertaining. Each of the parties hereto hereby submit to the jurisdiction of the courts of the State of Maryland in any proceeding for the enforcement of this Agreement to arbitrate and for the enforcement of the award rendered by the arbitrators, and agree that judgment upon such award may be entered in any court, in or out of the State of Maryland, having jurisdiction thereof. The fees of the AAA shall be borne by the parties equally.

     7.7 Specific Performance. Subject to Section 7.6 above, the parties hereto hereby expressly recognize and acknowledge that extensive and irreparable damage would result in the event that this Agreement is not specifically enforced. Therefore, their respective rights and obligations hereunder shall be enforceable in a court of equity by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     7.8 Severability. If any term or condition of this Agreement should be held invalid by a court, arbitrator or tribunal of competent jurisdiction in any respect, such invalidity shall not affect the validity of any other term or condition hereof. If any term or condition of this Agreement should be held to be unreasonable as to time, scope or otherwise by such a court, arbitrator or tribunal, it shall be construed by limiting or reducing it to the minimum extent so as to be enforceable under then applicable law. The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded or with any such unreasonable term or condition so limited or reduced.

     7.9 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the heirs, personal representatives, legal successors and assigns of the respective parties hereto; provided that, neither party shall assign this Agreement (by merges, consolidation, operation of law or otherwise) without the written consent of the others and any attempted assignment without said consent shall be null, void and without any effect whatsoever ab initio. Nothing in this Agreement shall be construed as granting to any person or entity whatsoever other than the parties hereto, and their respective successors and permitted assigns, and any remedy, claim or other privilege or right under or in respect of this Agreement or any provision hereof.

     7.10 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.



          WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

                                   /s/Christopher Corbett
                                   ---------------------
                                   Christopher Corbett


                                   IT PARTNERS, INC

                                   By:/s/ Daniel J. Klein
                                      --------------------
                                      Daniel J. Klein